
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                Nine Months                Nine Months
                                  Ended                       Ended
                               September 30                September 30,                    Years Ended December 31,
                     -------------------------------- --------------------- ------------------------------------------------------
                            1995                               1994
                        Pro forma(1)                       Pro forma (1)
                     Maximum(2) Minimum(3)    1995    Maximum(2) Minimum(3)    1994       1993       1992       1991       1990
                     -------------------------------- --------------------- ------------------------------------------------------
Net Income (loss)
before income taxes
and after minority
interest             $1,228,499 $1,453,499 $1,603,499 $1,486,488 $1,786,488 $1,986,488 $1,976,231 $1,225,874 ($307,051) ($1,602,093)
                     ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------  --------   ----------

Add fixed charges:
 Interest expense     1,211,850    986,850    836,850  1,166,141    866,141    666,141    599,238    643,023   473,598      395,509

Amortization of debt
 service                 79,100     79,100     79,100    140,600    140,600    140,600     93,150    185,209    42,839

Rental expense          135,064    135,064    135,064    149,667    149,667    149,667    105,333     46,000

                     ---------------------------------------------------------------------------------------------------------------
Total fixed charges   1,426,014   1,201,014  1,051,014  1,456,408  1,456,408   956,408    797,721    874,232   516,437      395,509
                     ---------------------------------------------------------------------------------------------------------------

Net income (loss)
 as adjusted         $2,654,513  $2,654,513 $2,654,513 $2,942,896 $2,942,896 $2,942,896 $2,773,952 $2,100,106 $209,386  ($1,206,584)
                     ===============================================================================================================

Fixed charges in
excess of earnings                                                                                            $307,051   $1,602,093
                                                                                                              ======================
Ratio of earnings to
fixed charges              1.86        2.21       2.53       2.02       2.54       3.08       3.48       2.40


------------
(1) The pro forma ratios assume the CAS Bonds are outstanding during the applicable periods and that the proceeds from issuance of such bonds are not invested and do not earn a return.

(2) Assumes $5,000,000 of the CAS Bonds are outstanding during the applicable periods.

(2) Assumes $2,000,000 of the CAS Bonds are outstanding during the applicable periods.

